Exhibit 99.1

Investor Contact:

W. Mark Humphrey

Chief Financial Officer and Senior Vice President

239-226-2000

Alico, Inc. Announces the Sale of 4,020 Surplus Acres in Polk County, FL for $10.1 Million

Fort Myers, FL, April 23, 2012 – Alico, Inc. (NASDAQ: ALCO) (“Alico”), a land management company, announced today the cash sale of two parcels of land totaling 4,020 acres in Polk County, FL. The sales price of the two properties is approximately $10.1 million and will result in a pre-tax gain of approximately $9.2 million to be recorded in the third quarter of fiscal 2012. The purchasers of the parcels of land are Ben Hill Griffin, III, the brother-in-law of John R. Alexander, Alico’s Chairman of the Board, and Ben Hill Griffin Inc. The transactions were between related parties; as such, they were referred to and approved by the Audit Committee, which is comprised entirely of independent directors. Both parcels were considered to be surplus to our agricultural operations.

The first parcel is located in Frostproof, FL totaling 3,635 acres. The purchase price is approximately $9.1 million or $2,500 per acre. Alico recorded a deposit for the parcel of $200,000. The sales contract was entered into on April 13, 2012, with Ben Hill Griffin III and will close no later than June 12, 2012, with the deed and possession delivered on said date.

The second parcel of land is also located in Frostproof, FL totaling 385 acres. The purchase price is approximately $1.0 million or $2,750 per acre. Alico recorded a deposit for the parcel of $50,000. The sales contract was entered into on April 16, 2012, with Ben Hill Griffin Inc. and will close no later than June 12, 2012, with deed and possession delivered on said date.

About Alico, Inc.

Alico, headquartered in Fort Myers, FL, is a land management company operating in Central and Southwest Florida. Alico owns approximately 139,600 acres of land located in Collier, Glades, Hendry, Lee and Polk counties, Florida. Alico is involved in citrus, sugarcane, cattle and other agricultural operations and real estate activities. Alico’s mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders. For more about Alico, Inc., visit www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws,regulation and rules; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico under takes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.